Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Elissa Lindsoe, CFO
November 6, 2014	763-493-6370 / www.mocon.com

MOCON Reports Record Third Quarter Results

Highlights:

●	Record revenue for the quarter, up 17% year-over-year
●	Quarterly net income up 23% year-over-year
●	Record quarterly earnings per diluted share of $0.29
●	Record revenue for the nine-month period of $47.5 million, up 12% year-over-year

MINNEAPOLIS, MN, November 6, 2014 – MOCON, Inc. (NASDAQ: MOCO), today reported record financial results for the third quarter ended September 30, 2014.

Commenting on the Company’s performance, MOCON’s president and CEO, Robert L. Demorest said, “We are very pleased with the third quarter results while we continue to focus on improved gross margin and bottom line performance. The double digit revenue growth in the third quarter and year-to-date results is derived primarily from our Industrial Analyzer and Package Testing segments. MOCON’s innovative technology has opened doors to new opportunities resulting in these record revenue and earnings.”

Third Quarter Revenue and Earnings Summary

Third quarter 2014 results compared to third quarter 2013

●	Revenue increased 17 percent to $16.6 million compared to $14.2 million for the same quarter in 2013, a new quarterly record for the Company.
●

Net income for the third quarter 2014 was $1.7 million, or $0.29 per diluted share, also a new quarterly record for the Company. Third quarter 2014 net income represents an increase of 23 percent compared to net income of $1.4 million, or $0.24 per diluted share in the third quarter 2013.

●	Revenue from foreign customers accounted for 67 percent of total revenue for the third quarter of 2014.

Year-to-date 2014 results compared to year-to-date 2013

●	Revenue totaled $47.5 million for the nine-month period ended September 30, 2014, an increase of 12 percent compared to $42.3 million during the first nine months of 2013.
●

Net income and diluted earnings per share were $3.6 million and $0.62, respectively, for the nine-months ended September 30, 2014, an increase of 18 percent compared to net income of $3.0 million, or $0.53 per diluted share, for the nine month period in 2013.

●	Revenue from foreign customers accounted for 71 percent of total revenue for the nine month period ended September 30, 2014.

Revenue by Segment

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
($ in thousands)	2014	2013	% Increase	2014	2013	% Increase
Permeation	$5,729	$5,597	2%	$16,621	$15,550	7%
Package Testing	7,342	6,328	16%	21,321	18,976	12%
Industrial Analyzers and Other	3,578	2,265	58%	9,595	7,799	23%
Total Revenue	$16,649	$14,190	17%	$47,537	$42,325	12%

Revenue growth for the third quarter of 2014 was primarily attributable to our Industrial Analyzer and Other segment that grew 58 percent year-over-year, driven by continued strong demand in the oil and gas exploration and environmental monitoring markets. In addition, our Package Testing segment third quarter 2014 revenue increased 16 percent year-over-year due primarily to improved shipments of online and headspace analyzers. Third quarter 2014 revenue generated from our Permeation segment increased 2 percent compared to the third quarter of 2013 due primarily to steady demand in Europe.

Gross Profit and Operating Costs Commentary

Gross profit was consistent at 57 percent of revenue for each of the third quarters ended September 30, 2014 and 2013, and is consistent with the Company’s planned gross margin. Selling, general and administrative expenses were slightly higher in the third quarter and nine-months ended September 30, 2014 compared to the same periods last year due primarily to increased commissions and headcount, as well as higher audit and SOX consulting fees. As a percentage of revenue, selling, general and administrative expenses decreased for both the quarter ended and nine-months ended September 30, 2014 compared to the same periods last year.

Balance Sheet Summary

●	Cash and cash equivalents were $6.1 million on September 30, 2014 compared to $4.1 million on December 31, 2013.
●	Cash provided by operations in the nine months ended September 30, 2014 was $6.4 million compared to $4.4 million in the same period of 2013.
●	Days sales outstanding were 57 for the third quarter of 2014, a 20 day improvement compared to 77 in the fourth quarter of 2013.
●	Total debt was $6.9 million on September 30, 2014 compared to $8.3 million on December 31, 2013.

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide. See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” “planned”, or other similar expressions. All forward-looking statements speak only as of the date of this press release. MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, the integration and performance of Dansensor, the terms of our credit agreement including financial covenants included therein, competition and technological change, setbacks in product development programs, order cancellations, dependence on certain key industries, pricing and lack of availability of raw materials, product pricing, crude oil pricing impact on oil exploration activities, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON's shares are traded on the NASDAQ Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

INCOME STATEMENT DATA: (unaudited)
(in thousands except for per share data)	Quarters Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue
Products	$15,855	$13,400	$45,366	$40,088
Consulting services	794	790	2,171	2,237
Total sales	16,649	14,190	47,537	42,325
Cost of sales
Products	6,640	5,657	19,451	17,275
Consulting services	447	474	1,413	1,357
Total cost of sales	7,087	6,131	20,864	18,632
Gross profit	9,562	8,059	26,673	23,693

Selling, general and administrative expenses	6,125	5,258	18,215	16,529
Research and development expenses	950	886	3,064	3,084
Operating income	2,487	1,915	5,394	4,080
Other expense, net	(117)	(95)	(267)	(286)
Income before income taxes	2,370	1,820	5,127	3,794
Income tax expense	696	461	1,558	767
NET INCOME	$1,674	$1,359	$3,569	$3,027
Net income per common share:
Basic	$0.30	$0.24	$0.63	$0.55
Diluted	$0.29	$0.24	$0.62	$0.53
Weighted average common shares outstanding:
Basic	5,668	5,548	5,655	5,536
Diluted	5,775	5,685	5,768	5,674

BALANCE SHEET DATA: (unaudited)
	September 30 ,2014	December 31, 2013
Assets:
Cash and marketable securities	$6,141	$4,338
Accounts receivable, net	10,462	12,609
Inventories	8,551	7,471
Other current assets	2,778	3,151
Total current assets	27,932	27,569
Property, plant and equipment, net	5,735	5,727
Investment in affiliated company	3,171	3,442
Goodwill, intangibles and other assets	19,981	21,966
Total assets	$56,819	$58,704
Liabilities and Stockholders’ Equity:
Revolving lines of credit	$4,500	$4,264
Notes payable, current	1,819	2,698
Other current liabilities	10,167	9,973
Total noncurrent liabilities	2,812	4,300
Stockholders’ equity	37,521	37,469
Total liabilities and stockholders’ equity	$56,819	$58,704